QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
EXECUTIVE CASH BONUS PLAN

1.Purpose of the Plan. The purpose of this Plan is to provide a link between compensation and performance, to motivate participants to achieve corporate performance objectives, and to attract, motivate and reward the individuals who are part of the senior executive staff of the Company.
2.    Definitions. As used herein, the following definitions shall apply:
(a)    “Administrator” means the Company’s Compensation Committee.
(b)    “Award” means the award of a cash bonus under the Plan.
(c)    “Award Limit” has the meaning given in Section 5 of the Plan.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Bonus Rate” means a percentage of the Eligible Executive’s then current base salary, which Bonus Rate shall not exceed 100%, as determined by the Administrator.
(f)    “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(g)     “Company” means Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation.
(h)    “Eligible Executive” means the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and any other individuals who are part of the Company’s senior executive staff as designated from time to time by the Company’s Chief Executive Officer and whose participation in the Plan is approved by the Administrator.
(i)    “Performance Target” or “Performance Targets” has the meaning give in Section 3(a) of the Plan.
(j)    “Plan” means this Quantum Fuel Systems Technologies Worldwide, Inc. Executive Cash Bonus Plan.
3.    Awards.
(a)    At the beginning of each fiscal year, the Administrator shall establish (i) the Bonus Rate for each Eligible Executive, (ii) the performance targets and objectives for the current fiscal year related to financial and operational metrics which may include, among other things, cash flow; revenue; earnings before interest, taxes, depreciation and amortization; net income (loss); operating income (loss); changes in the market price of the Company’s common stock; economic value-added acquisitions or strategic transactions and/or investments; stockholder returns; productivity; operating efficiency; implementation or completion of critical projects or programs (including cost saving initiatives), employee safety, quality control, customer satisfaction; working capital; earnings (loss) per share; and new contracts or renewals (individually, a “Performance Target” and collectively, the “Performance Targets”), and (iii) the relative weight of each Performance Target.  The Performance Targets may differ among Eligible Executives. The Administrator shall provide each Eligible Executive with written notice of his or her Bonus Rate for the current fiscal year and a description of the Performance Targets (including relative weights of each Performance Target) for the current fiscal year as soon as reasonably practicable after the end of the prior fiscal year.
(b)    The Administrator shall determine the Award amount for each Eligible Executive as soon as practicable following the end of the applicable fiscal year by measuring the Company’s achievement of the Performance Targets. The Administrator shall provide each Eligible Executive with written notice setting forth the amount of his or her Award and how the Award amount was determined.
(c)    The Company shall pay the Award in cash, net of all applicable withholdings, as soon as practicable following the Administrator’s determination of the Award amount but in no event later than 60 days following the end of the applicable fiscal year.
(d)    The Board may in its discretion increase or decrease the Award amount by not more than 20% based on the Board’s qualitative assessment of the Company’s and/or the Eligible Executive’s performance; provided, however, the Award amount for an Eligible Executive cannot be increased above the Award Limit applicable to such Eligible Executive.
4.    Administration of the Plan. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:
(i)    to construe and interpret the terms of the Plan, including without limitation, any notice of Award;
(ii)    to establish additional terms, conditions, rules or procedures for the Plan; and
(iii)    to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate and consistent with the purpose and intent of the Plan.
The decision of the Administrator shall in every case be final and binding on all Eligible Executives except in the case of obvious math error.
5.    Individual Award Limit. The maximum Award amount that any Eligible Executive may receive under the Plan for any given fiscal year shall be limited to an amount equal to the product of (x) such Eligible Executive’s base salary in effect at the end of the applicable fiscal year multiplied by (y) such Eligible Executive’s Bonus Rate (the “Award Limit”).
6.    Termination of Employment. Termination of employment with the Company prior to the end of the fiscal year for any reason (whether voluntary or involuntary) shall result in forfeiture of all opportunity to receive an Award under the Plan for that fiscal year, provided that the Administrator shall have discretion to provide for payment of a pro rata portion of any otherwise earned Award (based on the number of days employed during the fiscal year) in appropriate circumstances.
7.    Effective Date and Term of Plan. The Plan shall become effective upon approval by the Board and shall continue in effect until terminated by the Board.
8.    Amendment, Suspension or Termination of the Plan.
(a)    The Board may at any time amend, suspend or terminate the Plan.
(b)    No Award may be granted during any suspension of the Plan or after termination of the Plan.
(c)    Any amendment, suspension or termination of the Plan (including termination of the Plan under Section 5, above) shall not affect Awards earned for completed fiscal years, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Eligible Executive and the Company, which agreement must be in writing and signed by the Eligible Executive and the Company.
9.    No Right to Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate an Eligible Executive’s employment with the Company at any time or for any reason not prohibited by law, nor shall the Plan itself confer upon any Eligible Executive any right to continue his or her employment or service for any specified period of time. Neither an Award hereunder nor any benefits arising under the Plan shall constitute an employment contract with the Company. This Section 9 is not intended nor shall it be construed as overriding any term of employment contained in an employment agreement between the Company and an Eligible Executive.
10.    No Effect on Retirement and Other Benefit Plans. Except as otherwise provided in a retirement or other benefit plan of the Company, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any such retirement or other benefit plan of the Company, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.
11.    Compliance with Section 409A. To the extent applicable, it is intended that the Plan and any Awards granted hereunder either be exempt from the requirements of, or else comply with the requirements of, Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause any Award granted hereunder to incur additional taxes under Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.
12.    Unfunded Plan. The Plan is intended to be an unfunded plan. Eligible Executive’s are and shall at all times be general creditors of the Company with respect to their Awards, if any. If the Administrator or Board chooses to set aside funds in a trust or otherwise for the payment of bonuses under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.